Exhibit 10.30

FIRST AMENDMENT TO

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF NSP HOLDINGS L.L.C.

This First Amendment to Second Amended and Restated Limited Liability Company Agreement of NSP Holdings L.L.C. (this “Amendment”) is made and entered into as of this 7th day of January, 2005, by and among by the Members of NSP Holdings L.L.C., a Delaware limited liability company (the “Company”).  Capitalized terms used, but not otherwise defined, in this Amendment have the meanings given to such terms in the LLC Agreement.

R E C I T A L S

WHEREAS, the Company desires to amend that certain Second Amended and Restated Limited Liability Company Agreement, dated as of February 26, 2004 (the “Existing LLC Agreement”), to provide for certain distributions to certain holders of Common Units.

WHEREAS, the LLC Agreement may be amended in accordance with Section 15.5 of the LLC Agreement.

NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.0  Amendment to Section 5.1(c).   Section 5.1(c) of the LLC Agreement is amended by adding the following at the end thereof the following paragraph:

“Notwithstanding anything to the contrary set forth in this Section 5.1(c), in the event that the Notes Offering is consummated on or before January 31, 2005, prior to any Distribution being made pursuant to any of clauses (i) - (iv) of this Section 5.1(c), the Company shall make a one-time special Distribution to Robert A. Peterson in respect of his Common Units in the aggregate amount of $1,525,000 and a one-time special Distribution to David F. Myers, Jr. in respect of his Common Units in the aggregate amount of $975,000; provided that no Distribution shall be made to Robert A. Peterson or David F. Myers, Jr. pursuant to this sentence, unless prior to the date of Distribution, each such individual has delivered to the Company an executed counterpart of his Waiver Letter.”

2.0   Amendment to Section 14.1.   Section 14.1 of the LLC Agreement is amended to add the following definitions in the appropriate alphabetical order:

“Notes Offering” means the offering and sale of 11.75% Senior Pay In Kind Notes due 2012 by the Company and one or more of its Subsidiaries.

“Waiver Letter” means that certain letter agreement between the Company, on the one hand, and each of Robert A. Peterson and David F. Myers, Jr., respectively, on the other hand, in each case dated on or before the date that the Notes Offering is consummated.

                3.0  Effectiveness.  Pursuant to Section 15.5 of the LLC Agreement, this Amendment will be valid, binding, and effective when amended in accordance with Section 15.5 of the LLC Agreement.

                4.0  Continuing Effect.  Except as expressly amended or modified by this Amendment, the provisions of the LLC Agreement will continue in full force and effect.

                5.0  Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

                6.0  Counterparts.  This Amendment may be executed in one or more counterparts (including by facsimile or electronic transmission), each of which shall be deemed an original, and all of which shall constitute one and the same Amendment.

                7.0  Headings.  The heading references herein are for convenience purposes only, do not constitute a  part of this Amendment and shall not be deemed to limit or affect any of the provisions hereof.

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